Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS

Sherrie Gutierrez	Laura Guerrant
Aviza Technology, Inc.	Guerrant Associates
Corporate Marketing Manager	Phone: +1 (808) 882-1467
Phone: +1 (831) 439-6382	Fax: +1 (808) 882-1267
Fax: +1 (831) 439-6223	lguerrant@guerrantir.com
sherrie.gutierrez@avizatechnology.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2006
THIRD QUARTER FINANCIAL RESULTS

3QFY06 Revenues of $43.7 Million Increased 20.5% Over 2QFY06

3QFY06 Gross Margin Increased Over 3QFY05

Company Forecasts Operating Profit in 1QFY07

SCOTTS VALLEY, Calif., August 10, 2006—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets, today reported results for the third quarter of fiscal 2006, which ended June 30, 2006.

FINANCIAL HIGHLIGHTS — THIRD FISCAL QUARTER ENDING JUNE 30, 2006

•                    Third quarter shipments of $47.4 million were up 21.9% from $38.9 million for the second quarter of fiscal 2006.

•                    Revenues of $43.7 million increased 20.5% over the second quarter of fiscal 2006 and were approximately equal to revenues in the third quarter of fiscal 2005.

•                    Gross margin for the quarter was 24.6%, compared to 25.4% for the second quarter of fiscal 2006 and 15.6% for the third quarter of fiscal 2005.

•                    The Company sold an aggregate of 3,282,275 shares of its common stock to Caisse de depot et placement du Québec (CDPQ) for an aggregate purchase price of $15 million in a private placement.

QUARTERLY BUSINESS HIGHLIGHTS — THIRD FISCAL QUARTER ENDING JUNE 30, 2006

•                    Aviza announced a series of consecutive shipments for its next-generation single wafer atomic layer deposition (ALD) system, Celsior™, to multiple high-volume, global manufacturing sites, including Taiwan, China and Europe.  A key feature of Celsior is its production-proven platform, which was acquired through a joint development agreement with Trikon Technologies prior to the Aviza/Trikon merger transaction.  Shipments for the quarter included:

•                     China’s leading integrated circuit foundry.

•                     Inotera Memories, Inc. of Taiwan.  The Celsior system is slated for use at Inotera’s Fab I for production of its 90-nm and below DRAM chips.

•                     The insertion in high-volume 90-nm DRAM production with one of the world’s largest DRAM suppliers.

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AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2006 THIRD QUARTER FINANCIAL
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FISCAL YEAR 2006 FORECAST

•                    The Company’s fiscal year 2006 forecast was initially provided on January 15, 2006 and updated on May 15, 2006.

•                    Aviza’s revenue forecast for fiscal 2006 remains $155 million to $160 million, with gross margin for fiscal 2006 expected to be in the range of 24% to 26%, all as previously forecasted on May 15, 2006.

•                    Aviza estimates that research and development (R&D) expenses for fiscal 2006 will be 14% to 16% of revenue, and that sales, general and administrative (SG&A) expenses for fiscal 2006 will be 15% to 17% of revenue, all as previously forecasted on May 15, 2006.

•                    Aviza presently expects that revenues for the fourth quarter of fiscal 2006 will be $45 million to $50 million.

Aviza estimates that stock-based compensation expense for the fourth quarter of fiscal 2006 will be in the range of $420,000 to $450,000, depending upon the timing, number and size of new stock option grants and cancellations, as well as the variable factors contained within the Black-Scholes model.

COMPANY FORECASTS OPERATING PROFIT IN FIRST QUARTER FISCAL 2007

Commenting on Aviza’s operating results for the third quarter of fiscal 2006, Jerry Cutini, Aviza’s President and CEO, said, “We are pleased with our continued improvement in our quarterly operating results.  Revenues for the quarter grew 20.5% over the previous quarter and gross margin was 9.0% higher than it was for the same quarter a year ago.

“The progress and steady execution we are demonstrating points to our team’s capability to address both our long-term and short-term business objectives and initiatives.  We are making solid progress and are continuing to focus on further improvements in our financial performance.  We remain committed to meeting our financial forecast for fiscal year 2006.  In addition, we believe that the Company will be reporting an operating profit in the first quarter of fiscal 2007, based upon anticipated acceptances of Celsior systems.”

OPERATING RESULTS FOR THE THIRD QUARTER OF FISCAL 2006 AND THE NINE MONTHS ENDED JUNE 30, 2006

Aviza’s net sales for the third quarter of fiscal 2006 were $43.7 million, an increase of 20.5% over net sales for the second quarter of fiscal 2006 of $36.2 million and approximately equal to net sales for the third quarter of fiscal 2005 of $43.8 million.  The increase in net sales in the third quarter of fiscal 2006 as compared to the second quarter of fiscal 2006 was due primarily to increased sales of products shipped to customers in the Asia Pacific region.

For the third quarter of fiscal 2006, Aviza had shipments of $47.4 million, an increase of 21.9% as compared to shipments of $38.9 million for the second quarter of fiscal 2006.

Aviza’s net loss for the third quarter of fiscal 2006 was $4.0 million, or $0.27 per diluted share, compared to a net loss for the second quarter of fiscal 2006 of $5.3 million, or $0.52 per diluted share, and a net loss of $6.0 million, or $12.70 per diluted share, for the third quarter of fiscal 2005.

For the nine months ended June 30, 2006, Aviza’s net loss was $13.9 million, or $1.45 per diluted share, compared to a net loss of $11.6 million, or $33.52 per diluted share, for the nine months ended June 24, 2005.

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AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2006 THIRD QUARTER FINANCIAL
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Aviza’s results of operations for the third quarter of fiscal 2006 include the impact of SFAS 123(R), which Aviza adopted on October 1, 2005.  The Company recorded stock-based compensation expense of $61,000 during the third quarter of fiscal 2006.

Aviza currently has 16.1 million shares of common stock outstanding, which includes all of the shares of common stock that Aviza issued in connection with its merger transaction with Trikon, Aviza’s sale of 3,282,275 shares of common stock to CDPQ in a private placement on April 24, 2006, and the conversion of all of the then-outstanding shares of Series B and B-1 preferred stock of Aviza’s subsidiary, Aviza, Inc., which converted into an aggregate of 2,536,974 shares of Aviza’s common stock in connection with the closing of the private placement.

BALANCE SHEET

As of June 30, 2006, Aviza had $17.9 million in cash and cash equivalents, as compared to $3.9 million at March 31, 2006.  The increase in cash and cash equivalents is attributable to the $15 million in proceeds that Aviza received from the private placement of its common stock on April 24, 2006.

As announced during the Company’s last earnings release, Aviza is providing information about shipments in its quarterly earnings releases because Aviza’s management believes that this shipment information will provide investors with additional insight into Aviza’s operational performance.  The shipment amount includes all systems and parts shipped during the quarter and the related services for which Aviza holds a contract for current or future revenue.  This amount includes systems that have not yet converted to “proven” technology under the Company’s revenue recognition policy.

TO ACCESS THE LIVE WEB CAST

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast today at 5:00 p.m. EDT / 2:00 p.m. PDT, log on to the Aviza website at www.avizatechnology.com.  To access the live conference call today at 5:00 p.m. EDT / 2:00 p.m. PDT, dial 617-213-8900 or 866-543-6411 and enter the confirmation code 19827322.

TO ACCESS A REPLAY OF THE WEB CAST

A digital replay will be available on Aviza’s website at www.avizatechnology.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from August 10 to August 12, 2006. You may access the telephone replay by dialing 617-801-6888 or 888-286-8010 and entering confirmation code 76404920.

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AVIZA TECHNOLOGY ANNOUNCES FISCAL YEAR 2006 THIRD QUARTER FINANCIAL
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SAFE HARBOR STATEMENT

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “forecast,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including, but not limited to: whether we will be able to continue to integrate Trikon’s business successfully and achieve anticipated synergies; variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance of our products in the marketplace by existing and potential future customers; disruption of operations or increases in expenses due to our involvement in litigation or caused by civil or political unrest or other catastrophic events; general economic conditions and conditions in the semiconductor industry in particular; the continued employment of our key personnel and risks associated with competition.  Some of these factors and other important factors are detailed in various Securities and Exchange Commission filings that we have made, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update these forward-looking statements.

The Company anticipates additional customer acceptances of its Celsior system during the fourth quarter of fiscal 2006 and first quarter of fiscal 2007.  When Aviza obtains sufficient customer acceptances of its Celsior system in accordance with the terms of its revenue recognition policy, Aviza’s Celsior system will convert from “new” to “proven” technology and Aviza will be able to begin recording a portion of the revenue attributable to sales of its Celsior system when Aviza ships the systems to its customers.  Based on its current expectations as to the timing and level of customer acceptances of its Celsior system and the mix of products it expects to sell to its customers during the fourth quarter of fiscal 2006 and first quarter of fiscal 2007, Aviza currently believes that the Company will record an operating profit in the first quarter of fiscal 2007.  If a sufficient number of Aviza’s customers do not accept the Celsior system within the time frame that Aviza currently expects them to do so, or if its product mix varies from Aviza’s current expectations, Aviza does not expect to report an operating profit in the first quarter of fiscal 2007.

ABOUT AVIZA TECHNOLOGY, INC.

Aviza Technology, Inc. is a supplier of advanced semiconductor equipment and process technologies for the global semiconductor, compound semiconductor, nanotechnology and other related markets.  Aviza offers both front-end-of-line (FEOL) and back-end-of-line (BEOL) process applications including products for atomic layer deposition (ALD), diffusion and low pressure chemical vapor deposition (LPCVD) furnaces, atmospheric pressure CVD (APCVD), CVD, etch and physical vapor deposition (PVD).  The company is publicly traded on the NASDAQ National Market (NASDAQ: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the UK, Germany, France, Italy, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the company can be found at http://www.avizatechnology.com.

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AVIZA TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,851	$7,437
Accounts receivable, net	32,624	23,630
Inventory	45,625	24,253
Prepaid expenses and other current assets	7,221	11,632
Total current assets	103,321	66,952
Property and equipment - net	23,400	19,569
Intangible and other assets	5,360	4,388
TOTAL	$132,081	$90,909

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Bank borrowing - short term	$30,993	$30,724
Accounts payable	27,095	19,397
Warranty liability	12,899	13,599
Accrued liabilities	15,708	8,814
Total current liabilities	86,695	72,534
Mandatorily redeemable preferred stock, Series B and B-1	—	11,000
NOTE PAYABLE - Long term	6,330	6,463
Total liabilities	93,025	89,997

COMMITMENTS AND CONTINGENCIES

Preferred stock, Series A	—	32,650

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	88,309	4,041
Accumulated deficit and accumulated other comprehensive loss	(49,253)	(35,779)
Total stockholders’ equity (deficit)	39,056	(31,738)
TOTAL	$132,081	$90,909

AVIZA TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended		Nine Months Ended
	June 30,	June 24,	June 30,	June 24,
	2006	2005	2006	2005
NET SALES	$43,662	$43,799	$108,846	$138,692

COST OF GOODS SOLD	32,916	36,978	81,774	118,419

GROSS PROFIT	10,746	6,821	27,072	20,273

OPERATING EXPENSES:
Research and development costs	6,547	7,266	17,743	16,353
Selling, general and administrative costs	6,795	4,410	18,392	12,255
In-process research and development	(29)	—	373	—
Total operating expenses	13,313	11,676	36,508	28,608

LOSS FROM OPERATIONS	(2,567)	(4,855)	(9,436)	(8,335)

OTHER INCOME (EXPENSE):
Interest income	79	4	132	14
Interest expense	(1,424)	(1,050)	(4,166)	(2,857)
Other income (expense) - net	16	18	(129)	34
Total other income (expense)	(1,329)	(1,028)	(4,163)	(2,809)

LOSS BEFORE INCOME TAXES	(3,896)	(5,883)	(13,599)	(11,144)

INCOME TAXES	70	144	310	420

NET LOSS	$(3,966)	$(6,027)	$(13,909)	$(11,564)

Loss per share:
Basic and diluted	$(0.27)	$(12.70)	$(1.45)	$(33.52)

Weighted average common shares:
Basic and diluted	14,667,980	474,382	9,563,903	344,982